UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CytomX Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2018

AT 1:00 P.M. PACIFIC TIME

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of CytomX Therapeutics, Inc., a Delaware corporation. The 2018 Annual Meeting of Stockholders will be held on June 13, 2018, at 1:00 p.m., Pacific Time, at the San Francisco Airport Marriott Waterfront, 1800 Old Bayshore Highway, Burlingame, CA 94010, for the following purposes:

1.	To elect two directors with terms to expire at the 2021 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	To conduct any other business properly brought before the 2018 Annual Meeting of Stockholders.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2018 Annual Meeting of Stockholders is April 23, 2018. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2018 Annual Meeting of Stockholders or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2018 Annual Meeting of Stockholders in person, it is important that your shares be represented. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

On behalf of the board of directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Debanjan Ray
Debanjan Ray Chief Financial Officer

South San Francisco, California

April 26, 2018

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please vote on the Internet, by phone or by mail as instructed in the Notice of Availability of Proxy Materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2018

AT 1:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

Why am I receiving these materials?

We sent you a Notice of Availability of Proxy Materials because the board of directors of CytomX Therapeutics, Inc. is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders to be held on June 13, 2018 at 1:00 p.m., Pacific Time, at the San Francisco Airport Marriott Waterfront, 1800 Old Bayshore Highway, Burlingame, CA 94010. We invite you to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

The notice is being sent or made available on or about May 2, 2018 to all stockholders of record entitled to vote at the annual meeting.

As used in this proxy statement, “CytomX,” the “Company,” “we” or “us” refer to CytomX Therapeutics, Inc., a Delaware corporation.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 23, 2018 will be entitled to vote at the annual meeting. On this record date, there were 38,916,123 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 23, 2018, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. The notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote on the Internet or by phone as instructed in the notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 23, 2018, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: To elect two directors with terms to expire at the 2021 Annual Meeting of Stockholders.

•	Proposal 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

How are proxy materials distributed?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the notice to our stockholders of record and beneficial owners as of April 23, 2018. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, on the Internet at www.proxyvote.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

How do I vote?

You may either vote “For” or “Against” or abstain from voting with respect to each nominee to the board of directors. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of April 23, 2018, you may vote in person at the annual meeting, vote by proxy over the Internet or by phone by following the instructions provided in the notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the annual meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the notice and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on June 12, 2018 to be counted.

3.	To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time, on June 12, 2018 to be counted.

4.	To vote by mail, request a paper copy of the proxy materials by following the instructions on the notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the notice, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 23, 2018.

What is the quorum requirement?

A quorum of stockholders is necessary to take any action at the meeting, other than to adjourn the meeting. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On April 23, 2018, there were 38,916,123 shares of common stock outstanding and entitled to vote.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the annual meeting or a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

What if I return a proxy card but do not make specific choices?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of two nominees for director.

2.	Proposal 2: “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee, or in “street name,” and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to

“non-discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposal 1 is a matter considered non-routine under the applicable rules. If you do not give your broker specific instructions, the broker may not vote your shares on Proposal 1 and your shares will constitute broker non-votes which will be counted for purposes of determining whether a quorum exists but will not affect the outcome of these proposals. Proposal 2 involves a matter we believe to be routine and thus if you do not give instructions to your broker, the broker may vote your shares in its discretion on Proposal 2 and therefore no broker non-votes are expected to exist in connection with Proposal 2.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will count, with respect to Proposals 1 and 2, “For” votes, “Against” votes and abstentions, and with respect to Proposal 1, broker non-votes.

Who will serve as inspector of elections?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections.

How many votes are needed to approve each proposal?

•	For Proposal 1 electing two members of the board of directors, each director must receive a “For” vote from a majority of the votes cast either in person or by proxy at the annual meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” the director’s election exceeds fifty percent of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions and broker non-votes with respect to that director’s election.

•	For Proposal 2 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, the proposal must receive a “For” vote from the majority of the votes cast either in person or by proxy at the annual meeting and entitled to vote on the proposal, with votes cast including votes “Against” and excluding abstentions.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the notice and any other proxy materials to beneficial owners.

What does it mean if I receive more than one notice?

If you receive more than one notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the annual meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy to our Secretary, care of CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080; or

3.	A later-dated vote on the Internet or by phone or a ballot cast in person at the annual meeting (simply attending the annual meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank or other agent, or if you have received a proxy from your broker, bank or other agent giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

When are stockholder proposals due for next year’s annual meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2018 proxy statement. Any such proposal must be submitted in writing by December 28, 2018, to our Secretary, care of CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080, the address of our principal executive offices. If we change the date of our 2019 Annual Meeting of Stockholders by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, a timely written notice of a stockholder proposal must be delivered to, or mailed and received by, our Secretary, care of CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080, no earlier than February 13, 2019 and no later than the close of business on March 15, 2019, which notice must contain the information specified in our bylaws. If we change the date of our 2019 Annual Meeting of Stockholders by more than 30 days before, or more than 60 days after, the one-year anniversary of the 2018 Annual Meeting of Stockholders, then the written notice of a stockholder proposal that is not intended to be included in our proxy statement must be delivered, or mailed and received, not later than the 90th day prior to our 2019 Annual Meeting of Stockholders or, if later, the 10th day following the day on which certain public disclosure as described in our bylaws of the meeting date is made.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of our annual report, proxy statement or Notice of Availability of Proxy Materials, unless one or more of these stockholders notifies us that they wish to receive individual copies of such documents. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our annual report, proxy statement or Notice of Availability of Proxy Materials, please notify your broker, bank or other agent, and direct your written request to CytomX Therapeutics, Inc., Secretary, at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080 or contact our Secretary at (650) 515-3185. Upon written or oral request to us, we will promptly deliver a separate copy of the annual report to security holders, proxy statement, or Notice of Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of our annual report, proxy statement or Notice of Availability of Proxy Materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes, designated as Class I, Class II and Class III. Under our amended and restated certificate of incorporation, our board of directors is authorized to assign its members in office to each class. Each class has a term of three years. There are currently three directors in Class III, Charles S. Fuchs, M.D., M.P.H., Hoyoung Huh, M.D., Ph.D., and Marion McCourt, whose terms of office expire upon the election of directors at the 2018 Annual Meeting of Stockholders. Each of Charles S. Fuchs and Hoyoung Huh, current directors in Class III, have been nominated for election at the 2018 Annual Meeting of Stockholders. Ms. McCourt’s service as a member of the Board will cease at the Annual Meeting scheduled to be held on June 13, 2018, at which time the Board will be reduced from seven directors to six directors.

Any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors. Any director elected to fill a vacancy shall hold office for the remainder of the unexpired term in which the vacancy occurred or newly created directorship was created and until such director’s successor shall have been elected and qualified.

Directors are elected by a majority of the votes cast at the annual meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions and broker non-votes with respect to that director’s election. Shares represented by executed proxies will be voted for the election of the three nominees named below, unless the “Against” or “Abstain” voting selection has been marked on the proxy card.

If any of Drs. Fuchs and Huh become unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such director will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee and nominated by the board of directors. Drs. Fuchs and Huh have agreed to serve if elected. Our management has no reason to believe that either Drs. Fuchs or Huh will be unable to serve. If elected at the annual meeting, each of Drs. Fuchs and Huh will serve until the earliest of the 2021 Annual Meeting of Stockholders, his successor is elected and qualified or his death, resignation or removal.

The following are brief biographies of Drs. Fuchs and Huh, the nominees for director, and a discussion of their specific experience, qualifications, attributes or skills that led the nominating and corporate governance committee of the board of directors to recommend each of Drs. Fuchs and Huh for director, as of the date of this proxy statement.

Name	Position	Age
Charles S. Fuchs, M.D., M.P.H.	Class III Director	58
Hoyoung Huh, M.D., Ph.D.	Class III Director	48

Dr. Fuchs has served as a member of our board of directors since October 2017. Dr. Fuchs is the Richard Sackler and Jonathan Sackler Professor of Medicine, Director of the Yale Cancer Center and Physician-in-Chief of the Smilow Cancer Hospital. He was previously professor of medicine at Harvard Medical School and chief of the gastrointestinal oncology division and the Robert T. and Judith B. Hale Chair in Pancreatic Cancer at Dana-Farber Cancer Institute. Dr. Fuchs’ has led research in biomarker and drug discovery and led registration clinical trials resulting in new drug approvals at the Food and Drug Administration and the European Medicines Agency. Dr. Fuchs received his medical degree from Harvard Medical School in 1986. He completed his medical residency at Brigham and Women’s Hospital, where he also served as chief medical resident, and completed his medical oncology fellowship at Dana-Farber Cancer Institute. In 1994, he received his M.P.H. from Harvard School of Public Health. We believe that Dr. Fuchs is qualified to serve on our board of directors due to his deep medical and scientific expertise and service on the boards of directors of several cancer centers and research foundations.

Dr. Huh has served as a member of our board of directors since December 2011 and the chairman of our board of directors since February 2012. Dr. Huh has been a member of the board of directors of publicly-listed Geron Corporation since May 2010 and served as its chairman since September 2011. Since 2011, Dr. Huh has also served as a director of Rezolute, Inc., a public biopharmaceutical company focused on developing novel therapeutic products for the diabetes market. Dr. Huh served as a director of Addex Pharmaceuticals, a public pharmaceutical discovery and development company, from May 2011 to May 2014. From February 2008 to December 2011, Dr. Huh was the chairman of the board of directors of BiPar Sciences, Inc. (“BiPar”), a biopharmaceutical company acquired in April 2009 by Sanofi-Aventis, a global pharmaceutical company. Dr. Huh served as BiPar’s president and chief executive officer from February 2008 to December 2009. Dr. Huh also served on the board of directors of Facet Biotech, a wholly-owned subsidiary of Abbott Laboratories, a global, broad-based health care company, and of Nektar Therapeutics (“Nektar”), a public clinical-stage biopharmaceutical company, from February 2008 to May 2009, and was Nektar’s chief operating officer and senior vice president of Business Development and Marketing from March 2005 to February 2008. Prior to Nektar, Dr. Huh was a partner at McKinsey, a global management consulting firm, where he was in the biotechnology and biopharmaceutical sectors. Prior to McKinsey, he held positions as a physician and researcher at Cornell University Medical College and Sloan-Kettering Cancer Center. Dr. Huh holds an A.B. in biochemistry from Dartmouth College and an M.D. and Ph.D. in genetics and cell biology from Cornell University Medical College and Sloan-Kettering Institute. We believe that Dr. Huh is qualified to serve on our board of directors due to his medical, business and scientific background and service on the boards of directors of several public life sciences companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NAMED NOMINEES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements for the fiscal year ended December 31, 2017. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and cast on this proposal will be required to ratify the selection of Ernst & Young LLP for our fiscal year ending December 31, 2018. Abstentions will not be counted as votes cast on this proposal. No broker non-votes are expected to exist in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 23, 2018, by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated below, the address for each beneficial owner listed is c/o CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, California.

	Beneficial Ownership**
Beneficial Owner	Number of Shares	Percent of Total
FMR LLC (1)	5,761,294	14.8%
Third Rock Ventures, L.P. (2)	3,551,143	9.1%
BlackRock, Inc. (3)	2,646,599	6.8%
Perceptive Advisors LLC (4)	2,490,381	6.4%
Sean A. McCarthy, D. Phil. (5)	1,476,880	3.7%
Debanjan Ray (6)	254,158	*
Rachel W. Humphrey, M.D. (7)	302,978	*
Charles S. Fuchs, M.D., M.P.H. (8)	5,444	*
Frederick W. Gluck. (9)	565,869	1.5%
Hoyoung Huh, M.D., Ph.D. (10)	401,993	1.0%
Marion McCourt (11)	25,666	*
John Scarlett, M.D. (12)	42,000	*
Matthew P. Young (13)	54,895	*
All executive officers and directors as a group (10 persons) (14)	3,547,566	8.5%

*	Denotes ownership percentage less than one percent.
**	This table is based upon information supplied by officers, directors and principal stockholders and Forms 3, Forms 4 and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 38,916,123 shares outstanding on April 23, 2018, adjusted as required by rules promulgated by the SEC.
(1)	Based solely on the Schedule 13G/A filed with the SEC on February 13, 2018, by FMR LLC, a Delaware limited liability company, and Abigail P. Johnson. 5,761,294 shares of our common stock are beneficially owned, or may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of the principal place of business of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
(2)	Based solely on the Schedule 13G/A filed with the SEC on February 13, 2018, by Third Rock Ventures, L.P. (“TRV”), Third Rock Ventures GP, L.P. (“TRV GP”), the sole general partner of TRV, TRV GP, LLC

(“TRV GP LLC”), the sole general partner of TRV GP, and Mark Levin (“Levin”), Kevin P. Starr (“Starr”) and Robert I. Tepper (“Tepper”), each a managing member of TRV GP LLC. TRV owns 3,551,143 shares of our common stock. Each of TRV GP, TRV GP LLC, Levin, Starr and Tepper may be deemed to beneficially own, have the shared power to vote or direct the vote of, and have the shared power to dispose or direct the disposition of the shares held by TRV. The address of TRV is 29 Newbury Street, Suite 401, Boston, Massachusetts 02116.
(3)	Based solely on the Schedule 13G filed with the SEC on February 1, 2018, by BlackRock, Inc. 2,646,599 shares of our common stock are beneficially owned by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	Based solely on the Schedule 13G filed with the SEC on February 14, 2018 by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. Perceptive Life Sciences Master Fund, Ltd. directly holds 2,490,381 shares of our common stock. Perceptive Advisors LLC serves as the investment manager to Perceptive Life Sciences Master Fund, Ltd. and may be deemed to beneficially own the securities held by Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman is the managing member of Perceptive Advisors LLC and may be deemed to beneficially own the securities held by Perceptive Life Sciences Master Fund, Ltd. The business address for Perceptive Advisors LLC is 51 Astor Place, 10th Floor, New York, New York 10003.
(5)	Consists of (a) 154,237 shares of our common stock held in the McCarthy Family Trust dated August 9, 2001, Sean A. McCarthy and Jeanette J. McCarthy, as Trustees, (b) 4,643 shares of our common stock held in Dr. McCarthy’s name and (c) 1,318,000 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(6)	Consists of (a) 4,741 shares of our common stock and (b) 249,417 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(7)	Consists of (a) 30,234 shares of our common stock and (b) 272,744 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(8)	Consists of 5,444 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(9)	Consists of (a) 240,915 shares of our common stock held in Mr. Gluck’s name, (b) 271,643 shares of our common stock held by the Frederick W. Gluck 1997 Family Trust dtd July 28, 1997, of which Mr. Gluck is a trustee, (c) 22,111 shares of our common stock held by Richlin Partners, LLC, an entity owned by the spouse of Mr. Gluck (d) 3,200 shares of our common stock held by the spouse of Mr. Gluck and (e) 28,000 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(10)	Consists of 401,993 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(11)	Consists of 25,666 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(12)	Consists of 42,000 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(13)	Consists of 54,895 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.
(14)	Consists of (a) 750,771 shares of our common stock and (b) 2,796,795 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 23, 2018.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations, we believe that during the fiscal year ended December 31, 2017, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a written related party transactions policy, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest, including indebtedness, guarantees of indebtedness and employment by us of a related party.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee of our board of directors or the chairperson of the audit committee in accordance with the standards set forth in the policy after full disclosure of the related party’s interests in the transaction. As appropriate for the circumstances, the audit committee or the chairperson of the audit committee, as applicable, shall review and consider:

•	the related party’s interest in the transaction;

•	the approximate dollar value of the amount involved in the related party transaction;

•	the approximate dollar value of the amount of the related party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in our ordinary course of business;

•	whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose and the potential benefits of the related party transaction to us;

•	required public disclosure, if any; and

•	any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Since January 1, 2017, we have followed all policies and procedures in reviewing, approving and ratifying related person transactions.

Certain Related Party Transactions

We describe below transactions and series of similar transactions since January 1, 2017, to which we were a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000 and (ii) any of our directors, executive officers, holders of more than five percent of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required in the sections titled “Director Compensation” and “Executive Compensation,” respectively, in this proxy statement.

Investors’ Rights Agreement

We are party to an Amended and Restated Investors’ Rights Agreement, dated as of June 12, 2015, pursuant to which holders of approximately 7.5 million shares of our common stock (including the shares of common stock issuable upon exercise of outstanding options), including certain holders of five percent or more of our capital stock and entities affiliated with certain of our directors, were entitled to rights with respect to the registration of their shares under the Securities Act as of March 31, 2018.

Collaboration Agreement

Pfizer was one of our stockholders that owned more than five percent of our capital stock during 2017. In May 2013, we entered into a research collaboration, option and license agreement with it, pursuant to which we granted Pfizer the option to collaborate with us on preclinical research of PDCs and certain other rights in exchange for certain fees and royalties on potential future sales. Since January 1, 2017, a total of approximately $117,250 in research funding has been paid or become payable by Pfizer to us under the research collaboration, option and license agreement. Pfizer also has obligations to pay us certain licensing and royalty amounts.

Director and Executive Officer Agreements and Compensation

We have entered employment-related agreements with our executive officers. See section titled “Executive Compensation,” respectively, in this proxy statement for more information regarding each of these agreements and compensation of our directors and executive officers.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their affiliated venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

The following sets forth information about our directors as of March 31, 2018.

Name	Position	Age
Sean A. McCarthy, D. Phil.	Class I Director, President and Chief Executive Officer	51
John Scarlett, M.D.	Class I Director	67
Frederick W. Gluck	Class II Director	82
Matthew P. Young	Class II Director	48
Charles S. Fuchs, M.D., M.P.H.	Class III Director	57
Hoyoung Huh, M.D., Ph.D.	Class III Director, Chairman of the Board	48
Marion McCourt	Class III Director	58

The following are brief biographies of our current directors, including the two nominees for election at the 2018 Annual Meeting of Stockholders to a new term of office and each director whose current term of office continues through the 2018 Annual Meeting of Stockholders.

Class I Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

Sean A. McCarthy, D. Phil.

Dr. McCarthy joined CytomX in December 2010 as our chief business officer and became a member of our board of directors and our president and chief executive officer in August 2011. Dr. McCarthy has more than twenty years of experience in the biotechnology industry encompassing roles in R&D, business development, financing and general management. Following completion of his post-doctoral training at the DNAX Research Institute (now Merck Palo Alto), Dr. McCarthy held research leadership and program management roles at Millennium Pharmaceuticals where he managed biologics discovery programs. From Millennium, Dr. McCarthy joined SGX Pharmaceuticals, where he spearheaded a wide range of large pharma partnerships as Vice President Business Development and helped drive a strategic reorientation of the company from a platform business model to product-focused oncology company, leading to a successful initial public offering in 2006. Immediately prior to joining CytomX, Dr. McCarthy was a transactional partner at Pappas Ventures from April 2006 to December 2010, where he was responsible for investments in therapeutic, medical device and molecular diagnostic companies. Dr. McCarthy is an author on multiple peer reviewed scientific publications, issued patents and filed patent applications. He received a B.Sc. in biochemistry and pharmacology at King’s College, University of London; an MBA from the Rady School of Management at the University of California San Diego; and a D.Phil. in cancer biology from St. John’s College, University of Oxford. Dr. McCarthy currently serves as a member of the Board of Directors of the California Life Sciences Association. We believe Dr. McCarthy is qualified to serve on our board of directors based on his management experience in the life sciences sector, including at CytomX, his deep knowledge of the industry, and his strategic and business development expertise.

John Scarlett, M.D.

Dr. Scarlett has served as a member of our board of directors since June 2016. Dr. Scarlett currently serves as chief executive officer, president and a member of the board of directors of Geron Corporation, a public company. Since February 2015, Dr. Scarlett has also served as a member of the board of directors of Chiasma, Inc., a public company. Prior to joining Geron in September 2011, Dr. Scarlett served as president, chief executive officer and a member of the board of directors of Proteolix, Inc., from February 2009 until its acquisition by Onyx Pharmaceuticals, Inc., in November 2009. From February 2002 until its acquisition by Ipsen, S.A., in October 2008, Dr. Scarlett served as founder, chief executive officer and a member of the board of directors of Tercica, Inc., and also as its president from February 2002 through February 2007. From March 1993 to May 2001, Dr. Scarlett served as president and chief executive officer of Sensus Drug Development

Corporation. In 1995, he cofounded Covance Biotechnology Services, Inc., and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as senior vice president of medical and scientific affairs at Novo Nordisk Pharmaceuticals, Inc. Dr. Scarlett holds a B.A. in chemistry from Earlham College and an M.D. from the University of Chicago, Pritzker School of Medicine. We believe Dr. Scarlett is qualified to serve on our board of directors based on his significant industry experience, medical background and extensive management experience in the life sciences sector.

Class II Directors Nominated for Election at the 2018 Annual Meeting of Stockholders

Frederick W. Gluck

Mr. Gluck has served as a member of our board of directors since September 2010 and was a member of the board of directors of CytomX Therapeutics, LLC until September 2010. Mr. Gluck previously served as a member of the board of directors of Amgen, Inc. from February 1998 to October 2011. He has also served as founding chairman of the board and CEO of our predecessor company, CytomX, LLC, from 2006 to 2008. Mr. Gluck currently serves as chairman of the board of Cynvenio Biosystems, Inc., a private company that was spun off from CytomX in 2008, where he has served on the board since 2008. He also currently serves as co-chairman of the board of TrueVision Systems Inc., a private company where he has served on the board since 2007. Mr. Gluck served as a consultant to McKinsey & Company, Inc., an international management-consulting firm (“McKinsey”), from July 1998 to July 2003. Prior to that, he was Vice Chairman and Director of Bechtel Group, Inc., an engineering, construction and project management company, from 1995 to July 1998. Mr. Gluck is a former partner of McKinsey, where he served from 1967 to 1995. Between 1988 and 1994, he was the Managing Director of McKinsey. He also serves as a director of the Foundation Board of the University of California, Santa Barbara, the Kavli Institute of Theoretical Physics and The New York Presbyterian Hospital (Emeritus). Mr. Gluck was the presiding director of the Hospital Corporation of America. Mr. Gluck received his B.S. from Manhattan College and M.S. from New York University in electrical engineering. We believe that Mr. Gluck is qualified to serve on our board of directors due to his extensive management experience, substantial experience in the life sciences industry and his well-known expertise in corporate strategy.

Matthew P. Young

Mr. Young has served as a member of our board of directors since September 2015. Mr. Young has been Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc since February 2015 and previously served as its Senior Vice President and Chief Financial Officer since March 2014 and as its Senior Vice President, Corporate Development since April 2013. Prior to joining Jazz Pharmaceuticals, Mr. Young worked in investment banking for approximately 20 years. From February 2009 to April 2013, Mr. Young served as a managing director in global healthcare of Barclays Capital Inc., an investment banking firm, where his role included acting as the co-head of life sciences at Barclays Capital. From 2007 to 2008, Mr. Young served as a managing director of Citigroup Global Markets Inc., an investment banking firm, and from 2003 to 2007, as a managing director of Lehman Brothers Inc., an investment banking firm. From 1992 to 2003, Mr. Young served in various capacities at other investment banking firms. In 2015, he joined the board of directors of PRA Health Sciences, Inc., a public contract research company. Mr. Young received a B.S. in Economics and a M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Young is qualified to serve on our board of directors due to his extensive management experience, significant experience in the life sciences industry and financial expertise.

Class III Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

Charles S. Fuchs, M.D., M.P.H.

Dr. Fuchs has served as a member of our board of directors since October 2017. Dr. Fuchs has been the Richard Sackler and Jonathan Sackler Professor of Medicine, Director of the Yale Cancer Center and

Physician-in-Chief of the Smilow Cancer Hospital since January 2017. He was previously professor of medicine at Harvard Medical School and chief of the gastrointestinal oncology division and the Robert T. and Judith B. Hale Chair in Pancreatic Cancer at Dana-Farber Cancer Institute from July 2007 to December 2016. Dr. Fuchs received his medical degree from Harvard Medical School in 1986. He completed his medical residency at Brigham and Women’s Hospital, where he also served as chief medical resident, and completed his medical oncology fellowship at Dana-Farber Cancer Institute. In 1994, he received his M.P.H. from Harvard School of Public Health. We believe that Dr. Fuchs is qualified to serve on our board of directors due to his deep medical experience and service on the boards of directors of several cancer centers.

Hoyoung Huh, M.D., Ph.D.

Dr. Huh has served as a member of our board of directors since December 2011 and the chairman of our board of directors since February 2012. Dr. Huh has been a member of the board of directors of publicly-listed Geron Corporation since May 2010 and served as its chairman since September 2011. Since 2011, Dr. Huh has also served as a director of Rezolute, Inc., a public biopharmaceutical company focused on developing novel therapeutic products for the diabetes market. Dr. Huh served as a director of Addex Pharmaceuticals, a public pharmaceutical discovery and development company, from May 2011 to May 2014. From February 2008 to December 2011, Dr. Huh was the chairman of the board of directors of BiPar Sciences, Inc. (“BiPar”), a biopharmaceutical company acquired in April 2009 by Sanofi-Aventis, a global pharmaceutical company. Dr. Huh served as BiPar’s president and chief executive officer from February 2008 to December 2009. Dr. Huh also served on the board of directors of Facet Biotech, a wholly-owned subsidiary of Abbott Laboratories, a global, broad-based health care company, and of Nektar Therapeutics (“Nektar”), a public clinical-stage biopharmaceutical company, from February 2008 to May 2009, and was Nektar’s chief operating officer and senior vice president of Business Development and Marketing from March 2005 to February 2008. Prior to Nektar, Dr. Huh was a partner at McKinsey, a global management consulting firm, where he was in the biotechnology and biopharmaceutical sectors. Prior to McKinsey, he held positions as a physician and researcher at Cornell University Medical College and Sloan-Kettering Cancer Center. Dr. Huh holds an A.B. in biochemistry from Dartmouth College and an M.D. and Ph.D. in genetics and cell biology from Cornell University Medical College and Sloan-Kettering Institute. We believe that Dr. Huh is qualified to serve on our board of directors due to his medical, business and scientific background and service on the boards of directors of several public life sciences companies.

Marion McCourt

Ms. McCourt has served as a member of our board of directors since March 2017. Ms. McCourt has served as Senior Vice President, Commercial of Regeneron Pharmaceuticals, Inc. since February 2018. Prior to joining Regeneron, she served as President and Chief Operating Officer of Axovant Sciences, Inc. from April 2017 to February 2018. Previously, she served as Chief Operating Officer at Medivation from February 2016 until the company’s acquisition by Pfizer in September 2016. Prior to joining Medivation, Ms. McCourt served at Amgen Inc., first as Vice President and General Manager of Amgen’s Bone Health & Primary Care Business Unit from May 2013 to February 2014 and then as Vice President of U.S. Commercial Operations from February 2014 to January 2016. Before joining Amgen, Ms. McCourt held numerous positions over a twelve-year career at AstraZeneca starting in November 1999, a pharmaceutical and biopharmaceutical company, including most recently serving as Chief Operating Officer of AstraZeneca U.S. from December 2011 to March 2013. Ms. McCourt has served on the board of directors of Scynexis, a publicly-traded pharmaceutical company, since January 2017. Ms. McCourt holds a B.S. degree in Biology from Lafayette College. We believe that Ms. McCourt is qualified to serve on our board of directors due to her operational and commercial leadership experience at several public life sciences companies. Ms. McCourt’s service as a member of the Board will cease at the Annual Meeting scheduled to be held on June 13, 2018.

Meetings of the Board of Directors

The board of directors met seven times and acted by unanimous written consent three times during the fiscal year ended December 31, 2017. Each member of the board of directors, including Marion McCourt, whose service as a member of the Board will cease at the Annual Meeting scheduled to be held on June 13, 2018, attended at least 75 percent of the aggregate number of meetings of our board of directors and of the committees on which he served, held during the period of the last fiscal year for which he was a director or committee member, respectively. Charles S. Fuchs, M.D., M.P.H. who was appointed to the board of directors in October 2017 attended one of the meetings of our board of directors during 2017.

Director Attendance at Annual Meetings

Our board of directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our board of directors and management team encourage all of our directors to attend the 2018 Annual Meeting. Our board chairman Hoyoung Huh, M.D., Ph.D., our chief executive officer and director Sean A. McCarthy, D. Phil., our former directors Neil Exter and Timothy Shannon, M.D., and our directors Frederick W. Gluck, Marion McCourt, John A. Scarlett, M.D., and Matthew Young, attended our 2017 Annual Meeting.

Corporate Governance Guidelines

The board of directors has documented our governance practices in our corporate governance guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The corporate governance guidelines and the charter for each committee of the board of directors may be viewed at www.cytomx.com.

Board Leadership Structure

The positions of chief executive officer and chairman of the board of directors are currently held by Sean A. McCarthy, D. Phil. and Hoyoung Huh, M.D., Ph.D., respectively. The board of directors believes at this time having a separate chairman provides a more effective channel for the board of directors to express its views on management, by enhancing the board’s oversight of, and independence from, management, and allows the chief executive officer to focus more on the strategy and operations of the Company.

Risk Oversight

The board of directors monitors and assesses key business risks directly through deliberations of the board of directors and also by way of delegation of certain risk oversight functions to be performed by committees of the board of directors. The board of directors regularly reviews and assesses, among other matters, the following important areas that present both opportunities and risk to the Company’s business:

•	review and approval of the Company’s annual operating and capital spending plan and review of management’s updates as to the progress against plan and any related risks and uncertainties;

•	periodic consideration of the balance of risk and opportunities presented by the Company’s medium to long-term strategic plan and the potential implications of success and failure in one or more of the Company’s key drug development programs;

•	regular consideration of the risks and uncertainties presented by alternative clinical development strategies;

•	regular review of the progress and results of the Company’s clinical development programs and early research efforts, including, without limitation, the strengths, weaknesses, opportunities and threats for these programs;

•	periodic review and oversight of any material outstanding litigation or threatened litigation;

•	review and approval of material collaboration partnerships for the further development and commercial exploitation of the Company’s proprietary drug development programs and technologies;

•	regular review and approval of the annual corporate goals and an assessment of the Company’s level of achievement against these established goals;

•	regular review of the Company’s financial position relative to the risk and opportunities for the Company’s business;

•	periodic review of the Company’s intellectual property estate;

•	review and assessment of succession planning and performance concerns for the Section 16 officers; and

•	periodic review of the Company’s compensation programs.

The discussion above of risk oversight matters reviewed by the board of directors is intended to be illustrative only and not a complete list of all important matters reviewed and considered by the board of directors in providing oversight and direction for the Company’s senior management and business.

The risk oversight function of the board of directors is also administered through various board committees. The audit committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The audit committee also periodically reviews the Company’s investment policy for its cash reserves and fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline.

The compensation committee is responsible for the design and oversight of the Company’s compensation programs. The compensation committee also regularly reviews and reports to the board of directors on succession planning for the chief executive officer and certain other select senior management positions.

The nominating and corporate governance committee periodically reviews the Company’s corporate governance practices, including certain risks that those practices are intended to address. The nominating and corporate governance committee periodically reviews the composition of the board of directors to help ensure that a diversity of skills and experiences is represented by the members of the board of directors taking into account the stage of growth of the Company and its strategic direction, as well as identifies, evaluates and nominates qualified candidates.

In carrying out their risk oversight functions, the board of directors and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the Company. The board of directors is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the Company’s evolution as a drug development Company and the fast-paced changes in the biopharmaceutical industry.

Independence of the Board of Directors

Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), independent directors must comprise a majority of a listed company’s board of directors within twelve months from the date of listing. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and in NASDAQ Rule 5605(c)(2)(A). Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors determined that none of our directors, other than Dr. McCarthy, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NASDAQ rules. Our board of directors determined that Charles S. Fuchs, M.D., M.P.H., a member of our compensation committee, Frederick W. Gluck, a member of our audit committee and compensation committee, Matthew P. Young, a member of our audit committee and nominating and corporate governance committee, John Scarlett, M.D., a member of our audit and compensation committees, Marion McCourt, a member of our compensation committee, and Hoyoung Huh, M.D., Ph.D., a member of our nominating and corporate governance committee, satisfy the independence standards established by applicable SEC and the NASDAQ rules, including, with respect to Mr. Gluck, Dr. Scarlett and Mr. Young, the heightened independence criteria applicable to the audit committee, as set forth in Rule 10A-3 and NASDAQ Rule 5605. In making these determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Information Regarding the Committees of the Board of Directors

The board of directors has three regularly constituted committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides current membership information and meeting information as of December 31, 2017 for each of the board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Sean A. McCarthy, D. Phil.	—		—		—
Charles S. Fuchs, M.D., M.P.H. (2)	—		X		—
Frederick W. Gluck	X		X		—
Hoyoung Huh, M.D., Ph.D.	—		—		X	(1)
Marion McCourt (3)	—		X		—
John Scarlett, M.D.	X		X	(1)	—
Matthew P. Young	X	(1)	—		X

Total meetings in 2017	8		7		2

(1)	Committee chairman.
(2)	Dr. Fuchs was appointed to our board of directors in October 2017.
(3)	Ms. McCourt’s service as a member of the Board will cease at the Annual Meeting scheduled to be held on June 13, 2018.

Below is a description of each committee of the board of directors.

Audit Committee

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The responsibilities of the audit committee include, among other things:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

•	periodically reviewing legal compliance matters, including any securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our company and reviewing and, if appropriate, approving all transactions between our company and any related party (as described in Item 404 of Regulation S-K promulgated under the Exchange Act);

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm;

•	consulting with management on the establishment of procedures and internal controls to address cyber security related risks; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and will have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The audit committee has the authority to retain special legal, accounting or other consultants to advise the committee as it deems necessary, at the Company’s expense, to carry out its duties and to determine the compensation of any such advisors.

The members of the audit committee are Matthew P. Young, John Scarlett, M.D. and Frederick W. Gluck. Mr. Young serves as the chairperson of the committee. Our board of directors has determined that each of Mr. Young, Dr. Scarlett and Mr. Gluck are “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and The NASDAQ Global Select Market. Our board of directors has designated Mr. Young as an “audit committee financial expert” as defined under the applicable rules of the SEC and has determined that Mr. Young has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. The audit committee has adopted a written audit committee charter, which is available on our corporate website at www.cytomx.com.

Compensation Committee

The compensation committee of the board of directors reviews the type and level of compensation for directors, officers, employees and compensation consultants of the Company, recommends compensation actions to the board of directors and administers the variable compensation programs to be adopted by the Company. The responsibilities of the compensation committee include, among other things:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing our compensation, welfare, benefit and pension plans and similar plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation; and

•	preparing for inclusion in our proxy statement the report, if any, of the compensation committee required by the SEC.

The compensation committee has the power to investigate any matter brought to its attention within the scope of its duties and will have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The compensation committee has the sole authority to retain or replace, at the Company’s expense, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate. The committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Compensation Committee has engaged Radford, an Aon Hewitt Company, since 2015 as a compensation consultant to evaluate non-employee director compensation and compensation in comparison to industry peers.

The members of the compensation committee are John Scarlett, M.D., Frederick W. Gluck, Charles S. Fuchs, M.D., M.P.H. and Marion McCourt. Dr. Scarlett serves as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable NASDAQ rules, is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Ms. McCourt’s service as a member of the Board and compensation committee will cease at the Annual Meeting scheduled to be held on June 13, 2018, at which time the compensation committee will be reduced from four directors to three directors. The compensation committee has adopted a written compensation committee charter, which is available on our corporate website at www.cytomx.com.

Nominating and Corporate Governance Committee

The responsibilities of the nominating and corporate governance committee include, among other things:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each committee of the board of directors;

•	annually reviewing our corporate governance guidelines; and

•	monitoring and evaluating the performance of the board of directors and leading the board in an annual self-assessment of its practices and effectiveness.

The nominating and corporate governance committee has the power to investigate any matter brought to its attention within the scope of its duties and will have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The nominating and corporate governance committee may retain, at the Company’s expense, any independent counsel, experts or advisors that the committee believes to be desirable and appropriate. The committee may also use the services of the Company’s regular legal counsel or other advisors to the Company.

The nominating and corporate governance committee is comprised of Hoyoung Huh, M.D., Ph.D., who serves as the chairperson of the committee, and Matthew P. Young. Our board of directors has determined that each of Dr. Huh and Mr. Young is an independent director for nominating and corporate governance committee purposes as that term is defined in the applicable rules of The NASDAQ Global Select Market. The nominating and corporate governance committee has adopted a written committee charter, which is available on our corporate website at www.cytomx.com.

The nominating and corporate governance committee reviews candidates for director nominees in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The committee also periodically reviews the overall effectiveness of the board, including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the committee will also determine whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee may also use its network of contacts to compile a list of potential candidates and engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote.

The nominating and corporate governance committee will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information, relevant qualifications and other information required by our bylaws to our Secretary at our principal executive offices before the deadline set forth in our bylaws. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

Stockholder Communications with the Board of Directors

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

Material Changes to Nominee Recommendation Procedures

There were no material changes to the procedures by which stockholders may recommend nominees to our board in 2017.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.cytomx.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

DIRECTOR COMPENSATION

Director Compensation Table—Year Ended December 31, 2017

The following table presents information regarding the compensation paid to members of our board of directors who are not employed by us or any of our subsidiaries (our non-employee directors). The compensation paid to Sean A. McCarthy, D. Phil., who is also our president and chief executive officer, is set forth in the section titled “Executive Compensation” in this proxy statement. Dr. McCarthy was not entitled to receive additional compensation for his service as a director.

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS (1) ($)	TOTAL ($)
Charles S. Fuchs, M.D., M.P.H. (2)	6,658	322,885	329,543
Frederick W. Gluck	47,500	114,848	162,348
Hoyoung Huh, M.D., Ph.D.	72,500	114,848	187,348
Marion McCourt (3)	30,333	408,243	438,576
John Scarlett, M.D.	51,773	114,848	166,621
Matthew P. Young	53,750	114,848	168,598

(1)	Pursuant to applicable SEC executive compensation disclosure rules, the amount reported in this column reflects the grant date fair value of option awards granted to our directors. These values have been determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). For a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of option awards contained in Note 13, Stock-based Compensation, to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2017. As of December 31, 2017, our non-employee directors held outstanding options to purchase shares of our common stock as follows: Dr. Fuchs, 28,000; Mr. Gluck, 28,000; Dr. Huh, 401,993; Ms. McCourt, 42,000; Dr. Scarlett, 42,000; and Mr. Young, 54,895. Other than these options, none of our non-employee directors held any other equity awards in the Company on that date.
(2)	Dr. Fuchs was appointed to our board of directors in October 2017 and as a member of the compensation committee in March 2018.
(3)	Ms. McCourt was appointed to our board of directors and as a member of the compensation committee in March 2017.

Director Compensation

During 2017, our board of directors were compensated pursuant to our non-employee director compensation program, which provides for cash and equity-based compensation for service on the board of directors and its committees. Under the program, our non-employee directors receive the following cash compensation for their service on the board of directors and its committees:

Annual Retainer for Board Membership	$35,000
Additional Retainer for:
Chairperson of the Board	$30,000
Chairperson of the Audit Committee	$15,000
Member of the Audit Committee	$7,500
Chairperson of the Compensation Committee	$10,000
Member of the Compensation Committee	$5,000
Chairperson of the Nominating & Governance Committee	$8,000
Member of the Nominating & Governance Committee	$4,000

In 2017, the annual non-employee director cash compensation was paid quarterly in arrears. Under the program, non-employee directors also receive reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.

In addition, under the program, new non-employee members of the board of directors will automatically be granted an initial option to purchase 28,000 shares of our common stock on the date such person first becomes a non-employee director. The initial grant will vest with respect to 1/36th of the shares subject to the option on each monthly anniversary measured from the grant date, such that 100% of the shares subject to the option will be fully vested and exercisable on the third anniversary of the vesting commencement date, subject to the director’s continued service to us through the applicable vesting date.

On the date of each annual meeting of our stockholders, each non-employee director (other than any director receiving an Initial Grant on the date of such annual meeting) who is then serving as a non-employee director and who will continue as a non-employee director following the date of such annual meeting will automatically be granted an option to purchase 14,000 shares of our common stock. The Annual Grant will vest in full on the earlier of: (i) the date of the next annual meeting of our stockholders or (ii) the first anniversary of the date of grant, subject to the director’s continuous service to us through the applicable date.

The exercise price of all stock option grants is equal to the closing price of CytomX common stock as reported by the NASDAQ on the date of grant. In addition, upon a change in control, the vesting of all equity awards held by our non-employee directors will accelerate in full.

In January 2016, the board of directors approved a separate cash compensation package for Dr. Huh, as Chairperson of the board of directors, consisting of aggregate cash compensation of $72,500 per year. Dr. Huh will receive this cash compensation package in lieu of the cash compensation noted above in recognition of his contribution as Chairperson of the board of directors. Dr. Huh continues to receive equity compensation pursuant to the non-employee director compensation program described above.

EXECUTIVE OFFICERS

The following sets forth information about our executive officers as of March 31, 2018.

Name	Position	Age
Sean A. McCarthy, D. Phil.	President and Chief Executive Officer	51
Debanjan Ray	Chief Financial Officer and Head of Corporate Development	40
W. Michael Kavanaugh, M.D.	Chief Scientific Officer and Head of Research and Non-Clinical Development	61
Rachel W. Humphrey, M.D.	Chief Medical Officer	56

The following is biographical information as of March 31, 2018 for our executive officers other than Sean A. McCarthy, D. Phil., whose biographical information is included in the Board of Directors and Corporate Governance section above.

Debanjan Ray, Chief Financial Officer and Head of Corporate Development

Mr. Ray has served as our chief financial officer and head of corporate development since May 2017. Mr. Ray served as our senior vice president of corporate development & strategy from August 2015 to May 2017 and previously as our vice president of business development and alliance management from August 2011 to August 2015. Prior to joining CytomX, he served as vice president of business development at Itero Biopharmaceuticals, Inc. from May 2008 to August 2011. Mr. Ray was associate director, business development at Portola Pharmaceuticals from January 2006 to May 2008. Prior to that, Mr. Ray was an associate in the life sciences venture practice at J.P. Morgan Partners and a business analyst in the healthcare practice at McKinsey & Company. Mr. Ray holds an MBA from The Wharton School, University of Pennsylvania and received his B.S. degree in chemical engineering and biology from the Massachusetts Institute of Technology.

W. Michael Kavanaugh, M.D., Chief Scientific Officer and Head of Research and Non-Clinical Development

Dr. Kavanaugh joined us as chief scientific officer and head of research and non-clinical development in January 2015. Prior to joining us, Dr. Kavanaugh was senior vice president and chief scientific officer of Five Prime Therapeutics, Inc. From February 2009 to December 2014, Dr. Kavanaugh held multiple positions in research and development at Five Prime Therapeutics, Inc. and led the growth of its therapeutic pipeline. Prior to that, Dr. Kavanaugh served as vice president of Novartis Vaccines & Diagnostics, Inc. and executive director of Oncology Biologics in the Novartis Institutes of Biomedical Research. He joined Novartis as part of its acquisition of the Chiron Corporation in 2006, where he held positions as vice president and head of antibody and protein therapeutics research. Dr. Kavanaugh received his M.D. from Vanderbilt University and his B.S. in molecular biochemistry and biophysics from Yale University. He completed training in internal medicine, cardiovascular disease and molecular and cellular biology at University of California, San Francisco, and the Cardiovascular Research Institute. Dr. Kavanaugh also currently serves as an attending staff physician at the San Francisco Veterans Administration Medical Center and as an associate clinical professor of Medicine at University of California, San Francisco.

Rachel W. Humphrey, M.D., Chief Medical Officer

Dr. Humphrey has served as our chief medical officer since August 2015, having previously served as a member of our board of directors from May 2015 to August 2015. Dr. Humphrey was vice president, head of immuno-oncology at Eli Lilly and Company, a global pharmaceutical company, from May 2015 to August 2015. From November 2013 to December 2014, Dr. Humphrey was vice president, head of immuno-oncology at AstraZeneca, a global pharmaceutical company. From January 2012 to October 2013, she was executive vice president and chief medical officer of Mirati Therapeutics, Inc., where she helped advance multiple assets through early stage clinical investigation. Prior to that, she served as vice president of product development at

Bristol-Myers Squibb Company from May 2003 to January 2012. Prior to that, Dr. Humphrey held multiple positions in development at Bayer. Dr. Humphrey began her career as an oncology fellow and staff physician at the National Cancer Institute. Dr. Humphrey received her M.D. from Case Western Reserve University and received her B.A. from Harvard University.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

This section provides a discussion of the 2017 compensation paid or awarded to our president and chief executive officer and our two other most highly compensated executive officers who were serving as our executive officers as of December 31, 2017. We refer to these individuals as our “named executive officers.” For 2017, our named executive officers were:

•	Sean A. McCarthy, D. Phil., president and chief executive officer;

•	Debanjan Ray, chief financial officer and head of corporate development; and

•	Rachel W. Humphrey, M.D., chief medical officer.

Our executive compensation programs are designed to create a “pay for performance” culture by aligning the actions of our executive officers with our business objectives and the long-term interests of our stockholders. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance, as well as the performance of the company as a whole, compared against the business and individual performance objectives established for the fiscal year. In addition, we seek to pay compensation at a level that is competitive with companies within the life sciences industry as well as the general labor market. To that end, our compensation committee has retained the services of Radford as the compensation committee’s independent compensation consultant to provide a perspective on the competitive labor market.

The overall objective of our compensation program is to support business objectives by attracting, retaining, and engaging the highest caliber of employees, including executive officers, while maintaining a fiscally responsible position in a highly competitive employment environment. Consistent with this overall objective, the goals of the executive compensation program are to:

•	attract and retain executive officers who can provide excellent leadership by incentivizing them with competitive cash and non-cash compensation opportunities;

•	enable a high performing culture by attracting and retaining successful and experienced executive officers;

•	encourage and inspire executive officers to achieve key corporate strategic and financial objectives by linking incentive award opportunities to the achievement of individual and corporate goals; and

•	align the interests of executive officers with stockholders by motivating executive officers to focus on achievements that will result in an increase in value for our stockholders and reward executive officers for excellence in performance.

The compensation committee reviews and approves the compensation of our executive officers, including salaries, cash bonuses, equity awards and any other benefits. As outlined in further detail below, the 2017 compensation program for the NEOs was intended to strike an appropriate balance among base salary, annual incentive cash bonuses, and equity-based compensation in the form of option awards. Our named executive officers are also eligible to participate in our 401(k) plan, health and welfare benefit plans and other benefit programs generally available to our other employees. The compensation committee strives to act in the best interests of CytomX and our stockholders, as well as to ensure that the elements of compensation do not, individually or in the aggregate, encourage excessive risk taking.

2017 Compensation of Named Executive Officers

Base Salary

Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved upon joining the company by the compensation committee, and then reviewed and adjusted, as appropriate, by the compensation committee on an annual basis, in consultation with the compensation committee’s independent compensation consultant, Radford. Such annual adjustments are based on factors that may include each executive officer’s position and specific responsibilities, individual performance, level of experience, achievement of corporate and strategic goals, and a review of competitive salary and total compensation market data for comparable positions at a peer group of companies, recommended by Radford and approved by the compensation committee. The compensation committee does not apply any specific formulas to determine increases in base salaries for our executive officers, but instead makes an evaluation of each executive officer’s contributions to CytomX’s long-term success. Increases in base salary typically take effect on January 1st of each calendar year.

We reviewed our named executive officer’s base salaries based on input from Radford and our CEO (except with respect to his own salary) and, based on this review, the compensation committee increased our named executive officers’ base salaries in 2017. The following table sets forth the base salaries for our NEOs for 2017:

Name	Base Salary for 2017 ($)
Sean A. McCarthy, D. Phil., president and chief executive officer	500,000
Debanjan Ray, chief financial officer and head of corporate development	375,000
Rachel W. Humphrey, M.D., chief medical officer	410,800

Cash Bonuses

Historically, we have provided our executives with short-term incentive compensation through our annual bonus program. We believe that annual bonuses hold executives accountable, reward executives based on actual business results and help create a “pay for performance” culture.

At the beginning of each year, our CEO develops, with input from our executive management, annual corporate goals, which generally relate to our operational and financial objectives. The CEO also establishes individual performance goals (other than for himself) together with proposed weightings for each goal, and recommends the annual corporate and individual goals and proposed weightings to the compensation committee and the board of directors for approval. The weighting for each goal depends on its importance and business value for CytomX and our stockholders. The board reviews the corporate and individual goals and weightings and adjusts them as necessary prior to approval. Our 2017 annual cash bonus program provided cash incentive awards for the achievement of research and development, financial, business development, and company culture goals (weighted 70%, 15%, 5% and 10%, respectively) established at the beginning of the year by the compensation committee and approved by the board of directors. The research and development portion of the 2017 annual cash bonus program included specific strategic goals relating to the further development of clinical candidates and product pipelines, the financial portion of the 2017 program included goals relating to raising capital, and the business development portion of the 2017 program included goals relating to strategic partner collaborations. In 2017, the compensation committee set individual performance goals that it intended would require significant effort on the part of our NEOs to satisfy and, therefore, set these targets at levels they believed would be difficult to achieve, such that average or below average performance would not satisfy these targets. The 2017 cash bonus program also included goals related to the company culture, systems and teamwork.

Under our cash bonus plan, each of our executive officers has an established annual incentive bonus target, which is equal to a percentage of their base salary. This percentage increases as levels of responsibility and title increase and is based on market data relative to the bonus targets of comparable positions in our peer group companies, as reported by Radford. The actual earned annual incentive bonus, if any, is calculated based on corporate goal achievement. As a percentage of base salary, the 2017 target bonus for Dr. McCarthy, Mr. Ray and Dr. Humphrey was 50%, 40% and 35%, respectively. In May 2017, Mr. Ray’s target bonus was increased from 30% of base salary to 40% of base salary in connection with his promotion to Chief Financial Officer. The cash bonus plan is designed to create a direct link between executive compensation and achievement of operational and financial objectives to provide motivation for executive officers to implement strategic initiatives intended to meet or exceed pre-established corporate goals.

As part of the annual year-end performance review process, the compensation committee, taking into consideration recommendations from the Chief Executive Officer, evaluates the overall achievement of our corporate goals, individual NEO goals during the preceding year and other significant company and individual accomplishments, while taking into consideration the degree of difficulty in achieving the corporate goals and any particular events or circumstances that impacted performance. The corporate goal achievement factor can range from 50% to 150% and is approved by the board upon recommendation from the compensation committee based upon the board’s assessment of the company’s achievement of that year’s annual corporate goals. The board has the discretion to approve a corporate goal achievement factor above 150% in extraordinary circumstances where it determines such an increase is warranted. The annual incentive bonus for each of our NEOs, is primarily based on the corporate goal achievement factor and then is adjusted (either positively or negatively) by individual performance, as evaluated by the compensation committee in its sole discretion. The Chief Executive Officer presents to the compensation committee written assessments of the company’s achievement of corporate goals and individual NEO performance and achievements, including demonstration of our corporate values, for each of the executive officers (other than himself) for the prior year and recommends performance awards for each executive officer (other than himself). The compensation committee reviews the performance recommendations for each of the executive officers and adjusts the factors as necessary prior to approval. There are no minimum or guaranteed bonus payments for employees, including the NEOs. Based on our corporate performance and individual performance, the compensation committee certified the annual bonus amounts set forth in the table below for each NEO in 2017, along with their target bonus award:

Name	Target Bonus for 2017 ($)	Actual Bonus for 2017 ($)
Sean A. McCarthy, D. Phil.	250,000	425,000
Debanjan Ray	140,450	228,750
Rachel W. Humphrey	143,780	244,426

Equity Awards

We have historically used equity awards in the form of stock options to provide an incentive for our executives to focus on achieving specific performance goals and long-term value creation and to help us to attract and retain key talent. Equity awards are designed to encourage high performance by and long-term tenure for executive officers, thereby strongly aligning executive officers’ interests with the interests of our stockholders. Equity awards in 2017 were comprised solely of stock option grants under our 2015 Plan. Such grants encourage employee ownership in CytomX, link pay with performance and align the interests of stockholders and employees. Our employees, including the NEOs, have an opportunity to realize value from equity-based awards through sustained, increasing price per share performance in our Common Stock. The compensation committee determines the size of any stock option grant according to each executive officer’s position. To do so, the compensation committee generally references the market data of our peer group companies provided by Radford. The compensation committee also takes into consideration each NEO’s recent performance history, his or her potential for future responsibility, and criticality of his or her work to the long-term success of the Company. Other factors may include equity awards previously granted, the amount of actual versus theoretical equity value per year that has been derived to date by the individual, the current actual value of unvested equity grants for each individual, the percentage of stock option grants with exercise prices greater than CytomX’s current stock price and the number of stock option grants that have expired unexercised as a result of market conditions. The compensation committee has the discretion to give relative weight to each of these factors as it sets the size of the stock option grant to appropriately create an opportunity for reward based on increasing stockholder value.

The compensation committee grants equity awards to newly hired and existing executive officers. Our general policy is to grant stock options and other equity awards on fixed dates determined in advance, although there are occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. Other than stock option grants to new hires, stock option grants to executive officers are generally approved once a year (typically near the beginning of the year) unless an executive officer is promoted, in which case a grant will normally be made at the time of such promotion, or, in rare circumstances, for recognition of outstanding performance. With respect to annual stock option grants to our continuing executive officers, these grants are typically approved early in each fiscal year and prior to the full release of our annual financial and operating results for that year. As a result, the timing of annual equity awards to our continuing executive officers is not coordinated in a manner that intentionally benefits our executive officers; rather, the policy is designed with the objective to generally allow the market price of our common stock to reflect our then-current results and prospects at the time the annual equity grant becomes effective and the exercise price is set.

The exercise price of all stock option grants is equal to the closing price of CytomX common stock as reported by the NASDAQ on the date of grant, so executive officers who receive stock option grants do not realize any compensation from such stock option grants unless the stock price increases following the date of grant. In this manner, the interests of our stockholders, and executive officers during their employment, are aligned for the long-term success of the company.

CytomX’s standard vesting schedule for the first stock option grant awarded to newly hired employees, including executive officers, provides that 25% of the shares granted will vest on the first anniversary of the commencement of employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until option shares are fully vested, subject to the individual’s continued service to us through the applicable vesting date. Additional option grants made after an employee, including an executive officer, has provided services to the company for more than one year generally vest monthly from the date of grant over four years, subject to the individual’s continued service to us through the applicable vesting date.

In January 2017, our board of directors approved the grant of an option to each of Dr. McCarthy, Mr. Ray and Dr. Humphrey to purchase up to 310,000, 97,500 and 120,000 shares of our common stock, respectively. In addition, our board of directors approved the grant of an option to Mr. Ray to purchase up to 30,000 shares of our common stock in connection with his promotion to the chief financial officer position. These option grants were determined after considering the competitive labor market as well as the vested portion of prior equity holdings by each NEO. The shares subject to each option vesting in equal monthly installments over four years, subject to the NEO’s continued service to us through the applicable vesting date. Please see the Outstanding Equity Awards at December 31, 2017 table for further information regarding the vesting terms applicable to each of the 2017 option grants.

Broad-Based Benefits and Other Compensation

Benefit programs include a variety of health insurance plans, 401(k) plan with company matching contributions at board-approved levels, employee stock purchase plan and flexible spending 125 cafeteria plan covering health and dependent care services. These benefits are offered to all employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees. Currently, Dr. Humphrey also receives travel expense reimbursements for her commute from her principal residence in New Jersey to our headquarters in South San Francisco, California.

As part of our overall compensation program, we provide all full-time employees, including our named executive officers, with the opportunity to participate in a defined contribution 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. For 2017, we provided a dollar-for-dollar matching contribution up to the $3,000 maximum that may be contributed to the plan by each employee.

2017 Summary Compensation Table

The following table provides a summary of compensation paid to our named executive officers for the years ended December 31, 2017 and 2016.

Summary Compensation Table—Year Ended December 31, 2017

Name and principal position	Fiscal year	Base salary ($)	Bonus ($)	Stock awards ($)	Option awards ($) (1)	Non-equity incentive plan compensation ($) (2)	All other compensation ($) (3)	Total ($)
Sean A. McCarthy, D. Phil. President and Chief Executive Officer	2017 2016	500,000 450,000	— —	— —	2,284,886 2,213,348	425,000 292,500	3,453 6,528	3,213,339 2,962,376

Debanjan Ray (4) Chief Financial Officer and Head of Corporate Development	2017	351,126	—	—	980,246	228,750	3,000	1,563,122

Rachel W. Humphrey, M.D., Chief Medical Officer	2017 2016	410,800 395,000	— —	— —	884,472 639,412	244,426 193,550	— 34,072	1,539,698 1,262,034

(1)	The amounts reported in this column reflect the grant date fair value of option awards granted to the named executive officers. The grant date fair values have been determined in accordance with FASB ASC Topic 718. For the 2017 option grants, a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of option awards contained in Note 13, Stock-based Compensation, to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.
(2)	These amounts include payments under our annual incentive bonus plan, which is based on our performance against certain research and development and business development goals established by our compensation committee. Please see the above description entitled “cash bonuses” for a further discussion of our annual incentive bonus program.
(3)	The amounts reported in this column for 2017 include life insurance premiums for Dr. McCarthy and a 401(k) matching contribution of $3,000 for each of Dr. McCarthy and Mr. Ray.
(4)	Mr. Ray has served as our chief financial officer since May 2017.

Employment, Severance and Change in Control Arrangements

We have entered into written offer letters with each of the NEOs when they joined the company setting forth the terms of their employment. Such offer letters describe the basic terms of the executive’s employment, including his or her initial base compensation, annual bonus target and option award grant upon hire and outline the company’s benefits program, which applies to all employees. Each of our NEOs is employed “at will.” Dr. Humphrey’s offer letter, as amended, also provides that we will (i) reimburse Dr. Humphrey’s housing and travel expense reimbursements for her commute from her principal residence in New Jersey to our headquarters in South San Francisco, California and (ii) provide her a daily transportation allowance of $100.

Our NEOs are entitled to certain severance and change in control benefits under the terms of individual severance and change of control agreements and our equity plans. These severance and change in control provisions are intended to allow employees, including NEOs, to focus their attention on the business operations of CytomX in the face of the potentially disruptive impact of a proposed change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control of CytomX.

The compensation committee believes that the severance benefits we offer remain essential to fulfill the objectives to recruit, retain and develop key management talent in the competitive San Francisco Bay Area employment market. These arrangements enable us to recruit and retain high-quality management talent because they provide reasonable protection to the executive officer in the event that he or she is not retained under limited circumstances.

In the case of Dr. McCarthy, his Amended and Restated Severance and Change of Control Agreement provides that if his employment is terminated by us without cause or if Dr. McCarthy terminates his employment due to good reason (as such terms are defined in his agreement), subject to his execution of a general release of claims against the company, he will be entitled to receive a lump sum payment equal to one year of base salary plus his target annual bonus for such calendar year pro-rated based on his termination date as well as continued medical and dental coverage for a period of one year following termination of employment or, to the extent we are unable to provide such benefit coverage, a lump sum payment equal to the annualized premium cost relating to such benefit coverage. Dr. McCarthy’s agreement also provides that, in the event of a change of control (as defined in the agreement) and a termination of employment without cause or due to good reason within 60 days prior to or 12 months following such change of control, Dr. McCarthy will be entitled to receive the same benefits, except that the lump sum payment will equal 18 months of his then current base salary plus 18 months of his target annual bonus for such calendar year, continued medical and dental coverage will be for 18 months and full vesting of his outstanding equity awards. In addition, upon a change of control, the performance goal stipulated in any performance-based equity awards held by Dr. McCarthy will be deemed achieved in full.

The Amended and Restated Severance and Change in Control Agreements entered into with each of our named executive officers other than Dr. McCarthy provide that if the officer’s employment is terminated by us without cause or if the officer terminates his or her employment due to good reason (as such terms are defined in the agreements), subject to his or her execution of a general release of claims against the company, he or she will be entitled to receive a lump sum payment equal to nine-months of base salary plus his or her target annual bonus for such calendar year pro-rated based on his termination date as well as continued medical and dental coverage for a period of nine months following termination of employment or, to the extent we are unable to provide such benefit coverage, a lump sum payment equal to the premium cost relating to such benefit coverage. The Severance and Change in Control Agreements entered into with each of our named executive officers other than Dr. McCarthy also provide that, in the event the officer is terminated without cause or terminates due to good reason, in each case within 60 days prior to or 12 months following a change in control, then the officer will be entitled to receive the benefits described in the preceding sentence, except that the lump sum payment will equal 12 months of his or her then current base salary plus 12 months of his target annual bonus for such calendar year, continued medical and dental coverage will be for 12 months and full vesting acceleration of his or her outstanding equity awards.

In addition, under each of the Severance and Change in Control Agreements for our NEOs, any payment or other benefit provided to the officer pursuant to the Severance and Change in Control Agreement constitutes a “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to an excise tax imposed by Section 4999 of the Code, then the amounts actually paid to the officer will be reduced to the extent that such a reduction would result in the officer receiving a greater amount than he or she would have received if the payment had been made in full.

Outstanding Equity Awards at December 31, 2017

The following table presents information regarding the outstanding stock options held by each of the named executive officers as of December 31, 2017. None of the named executive officers held any outstanding restricted stock or other equity awards as of that date.

Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Sean A. McCarthy, D. Phil.	9/21/2011		8/09/2011	356,721	—	—		1.1339	9/20/2021
	2/26/2013		2/26/2013	66,814	—	—		0.9450	2/25/2023
	2/26/2013		2/26/2013	48,379	—	—		0.9450	2/25/2023
	2/09/2015	(1)	1/01/2015	153,989	51,331	—		1.5749	2/08/2025
	2/09/2015		12/31/2016	122,424	—	—		1.5749	2/08/2025
	8/26/2015	(1)	8/28/2015	264,806	173,496	—		6.6147	8/25/2025
	1/21/2016	(2)	1/01/2016	107,812	117,188	—		14.4600	1/20/2026
	1/25/2017	(2)	1/01/2017	71,041	238,959	—		11.9400	1/24/2027
Debanjan Ray	9/14/2011		8/29/2011	34,485	—	—		1.1339	9/13/2021
	12/11/2013		6/30/2013	33,225	—	—		1.2599	12/10/2023
	2/28/2014	(1)	2/01/2014	19,103	407	—		1.4489	2/28/2024
	5/07/2015	(1)	1/01/2015	22,980	7,660	—		4.4728	5/06/2025
	7/21/2015	(1)	7/01/2015	53,710	32,228	—		6.6147	7/20/2025
	8/26/2015	(1)	8/01/2015	24,825	16,265	—		6.6147	8/25/2025
	1/21/2016	(1)	1/01/2016	21,562	23,348	—		14.4600	1/20/2026
	1/25/2017	(1)	1/01/2017	22,343	75,157	—		11.9400	1/24/2027
	5/13/2017	(2)	5/15/2017	4,375	25,625	—		14.6200	5/12/2027
Rachel W. Humphrey, M.D.	4/01/2015	(3)	4/01/2015	49,208	2,734	—		1.5749	3/31/2025
	8/28/2015		12/31/2019	—	—	85,605	(4)	6.6147	8/27/2025
	8/28/2015	(5)	8/28/2015	140,807	122,173	—		6.6147	8/27/2025
	1/21/2016	(2)	1/01/2016	31,145	33,855	—		14.4600	1/20/2026
	1/25/2017	(2)	1/01/2017	27,500	92,500	—		11.9400	1/24/2027

(1)	This option vests in 1/48th increments beginning on the vesting commencement date, with each additional increment vesting on the last day of each month of continuous service following the vesting commencement date.
(2)	This option vests in 1/48th increments on a monthly basis, subject to the named executive officer’s continuous employment through each vesting date.
(3)	This option is fully exercisable on the date of grant, but vests in 1/36th increments beginning on the vesting commencement date, with each additional increment vesting on the last day of each month of continuous service following the vesting commencement date.
(4)	This option vests upon the attainment of a clinical study milestone goal on or prior to December 31, 2019.
(5)	This option vests as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and the remaining 75% of the total number of shares subject to the option will vest in 36 substantially equal installments on the last day of each of the 36 months following the first anniversary of the vesting commencement date, except the final installment, which shall vest on August 28, 2019, subject to the named executive officer’s continuous employment through each vesting date.

Compensation Committee Interlocks and Insider Participation

Please see “Board of Directors and Corporate Governance—Information Regarding the Committees of the Board of Directors—Compensation Committee” for information regarding the compensation committee of the board of directors. In 2017, none of our executive officers (a) served on the compensation committee of another entity that had an executive officer who served on our compensation committee; (b) served as director of another entity that had an executive officer who served on our compensation committee; or (c) served on compensation committee of another entity that had an executive officer who served as one of our directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017, which consisted of our 2010 Stock Incentive Plan, 2011 Stock Incentive Plan, as amended, 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	6,503,458	$8.157	3,305,182	9,808,640
Equity compensation plans not approved by stockholders	—	—	—	—

Total	6,503.458	$8.157	3,305,182	9,808,640

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recent Change in Auditor

As reported on our Current Report on Form 8-K filed on July 17, 2017 (the “Change in Auditor 8-K”), the audit committee approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and engaged Ernst & Young LLP (“E&Y”) to serve in this role for the fiscal year ending December 31, 2017.

The Company notified PwC of its dismissal on July 12, 2017. The reports of PwC on the Company’s financial statements for the fiscal years ended December 31, 2016 and December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal years ended December 31, 2016 and December 31, 2015 and the subsequent interim period through July 12, 2017, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the Company’s financial statements. During the fiscal years ended December 31, 2016 and December 31, 2015 and the subsequent interim period through July 12, 2017, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended). The Company provided PwC with a copy of the foregoing disclosures and requested that PwC furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above disclosures. A copy of the letter, dated July 17, 2017, furnished pursuant to request was filed as Exhibit 16.1 to the Change in Auditor 8-K.

During the fiscal years ended December 31, 2016 and December 31, 2015 and the subsequent interim periods preceding the dismissal of PwC, the Company had not consulted with Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Independent Registered Public Accounting Firm Fees And Services

The following table represents aggregate fees billed to us for fiscal year ended December 31, 2017 by E& Y, and for fiscal year ended December 31, 2016 by PwC. PwC was our independent registered public accounting firm until the 2nd quarter of 2017 and E&Y succeeded PwC as our independent registered public accounting firm in the 2nd quarter of 2017.

	2017 E&Y	2016 PwC
Audit Fees	$530,545	$730,400
Audit-Related Fees	25,200	—
Tax Fees	188,455	—
All Other Fees	—	2,700

Total	$744,200	$733,100

Audit Fees. This category consists of fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, assistance with registration statements filed with the SEC and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category consists of fees for professional services rendered that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees. This category consists of fees for services provided for tax consultation services.

All Other Fees. This category consists of fees for all other services that are not reported above.

We did not incur any audit-related fees or tax fees with PwC in 2016 and we did not incur other fees with E&Y in 2017. All fees described above were approved by our board of directors of the audit committee of the board of directors.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services provided by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee will review both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services on at least an annual basis. Among other things, the audit committee will review non-audit services proposed to be provided by Ernst & Young LLP and pre-approve such services only if they are compatible with maintaining Ernst & Young LLP’s status as an independent registered public accounting firm. All services provided by Ernst & Young LLP and PricewaterhouseCoopers LLP in 2017 and 2016 were pre-approved by our board of directors or the audit committee after review of each of the services proposed for approval.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (SEC) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material’ or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee is currently comprised of three non-employee directors, Matthew P. Young, who chairs the committee, and Frederick W. Gluck and John Scarlett. The audit committee has the responsibility and authority described in the audit committee charter, which has been approved by the board of directors. A copy of the audit committee charter is available on our website at www.cytomx.com.

The audit committee is responsible for assessing the information provided by management and our independent registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 with both management and our independent registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with our independent registered public accounting firm the overall scope and plan of the audit. In addition, it met with our independent registered public accounting firm, with and without management present, to discuss the results of our registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the PCAOB. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Audit Committee

Matthew P. Young (chairman)

Frederick W. Gluck

John Scarlett

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.cytomx.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC is available without charge upon written request to: Secretary, CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080.

By Order of the Board of Directors

/s/ Debanjan Ray
Debanjan Ray Chief Financial Officer

April 26, 2018

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 12, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CYTOMX THERAPEUTICS, INC. 151 OYSTER POINT BLVD ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 400 If you would like to reduce the costs incurred by our company in mailing proxy materials, SOUTH SAN FRANCISCO, CA 94080 you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 12, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. To elect two directors with term to expire at    the 2021 Annual Meeting of Stockholders.    Nominees For Against Abstain 1a. Charles S. Fuchs    0 0 0 1b. Hoyoung Huh    0 0 0 The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our    0 0 0    fiscal year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. . 17 Yes No . 1 . 0 Please indicate if you plan to attend this meeting    0 0    R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000374125 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com CYTOMX THERAPEUTICS, INC. Annual Meeting of Stockholders June 13, 2018 1:00 PM PDT This proxy is solicited by the Board of Directors The stockholder hereby appoints Sean A. McCarthy, D. Phil. and Debanjan Ray, or either of them, as attorneys-in-fact and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CYTOMX THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PDT on June 13, 2018, at the San Francisco Airport Marriott Waterfront, 1800 Old Bayshore Highway, Burlingame, CA 94010, and any adjournment or postponement thereof with discretionary authority to vote on any other matter that may properly come before the meeting. You hereby revoke all proxies previously given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the director nominee listed in Proposal 1, and “FOR” Proposal 2 as more specifically indicated in the Proxy Statement, and at the direction of the proxies on any other matter that may properly come before the meeting. If you vote by telephone or Internet, you do not need to mail back this proxy. . 17 . 1 . 0    R1 _ 2 0000374125 Continued and to be signed on reverse side